EXHIBIT 10.6

SUMMARY OF INFORMAL AGREEMENT TO PROVIDE HEALTH INSURANCE BENEFITS TO ALBERT
MCALISTER AND HIS FAMILY MEMBERS

     Beginning in January 2001, in further consideration for his services as a member of the Board of Directors, The Shaw Group Inc. (the “Company”) has provided family health insurance benefits under the Company’s health insurance program to Mr. Albert McAlister and his family members. The Company’s health coverage is self-insured up to certain annual individual and plan limits and the Company maintains insurance coverage for the excess. All premiums for such health insurance are paid by the Company.

     During the 2004 calendar year, the Company paid health insurance claims for Mr. McAlister and his family members totaling $1,128. The premiums for such insurance for the calendar year 2005 are $808.90 per month.